UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

ENANTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35839	04-3205099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Arsenal Street, Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

(617) 607-0800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Based primarily on an assessment of the competitive landscape of antibiotics for Gram-positive bacterial infections, including acute bacterial skin and skin structure infections, or ABSSSI, Enanta has decided not to continue development of its antibiotic program for non-biodefense indications. Enanta believes that this decision will allow Enanta to focus its research and financial resources to advance its other internal proprietary candidates for HCV, including its newly returned NS5A program, and to pursue the growth of its research and development pipeline beyond HCV with additional candidates in infectious disease and other indications with greater commercial opportunity than Gram-positive infections.

Since September 2011 Enanta’s antibiotic development program has been funded by the National Institute of Allergy and Infectious Diseases, or NIAID, under a contract for the preclinical and early clinical development of Enanta’s lead antibiotic candidate, EDP-788, for use by the U.S. government as a medical biodefense countermeasure against multiple bacteria found in anthrax, plague and tularemia. On December 11, 2014, Enanta sent notice to NIAID of Enanta’s decision to discontinue development of its antibiotic program for non-biodefense indications. Based on that notice, Enanta expects that NIAID will not pursue further development of EDP-788 solely for biodefense purposes and therefore will likely terminate Enanta’s contract for convenience in accordance with its terms. Enanta also expects that any termination for convenience would not trigger material contractual penalties and would likely be followed by an agreement for the orderly conclusion of the NIAID-funded program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2014	ENANTA PHARMACEUTICALS, INC.

	By:	/s/ Paul J. Mellett
Paul J. Mellett
Senior Vice President, Finance and Administration and Chief Financial Officer